Exhibit 99.1

Spark Therapeutics Announces Pricing of Public Offering

PHILADELPHIA, June 14, 2016— Spark Therapeutics, Inc. (“Spark”) (NASDAQ: ONCE) announced today the pricing of an underwritten public offering of 3,500,000 shares of its common stock pursuant to an automatically effective shelf registration statement that was previously filed with the Securities and Exchange Commission at a public offering price of $45.00 per share, before offering discounts. The offering consists of 2,500,000 shares being offered by Spark and 1,000,000 shares being offered by The Children’s Hospital of Philadelphia Foundation (“CHOP”), resulting in aggregate net proceeds of approximately $105.8 million to Spark and approximately $42.3 million to CHOP, after deducting underwriting discounts and before offering expenses. In addition, Spark has granted the underwriters of the offering an option for a period of 30 days to purchase up to an additional 525,000 shares at the public offering price, less the underwriting discount. Spark will not receive any proceeds from the sale of shares by CHOP. The offering is expected to close on or about June 20, 2016, subject to customary closing conditions.

J.P. Morgan Securities LLC, Cowen and Company, LLC and RBC Capital Markets, LLC are acting as book-running managers for the offering. Stifel, Nicolaus & Company, Incorporated and SunTrust Robinson Humphrey, Inc. are acting as lead managers for the offering. This offering is being made only by means of a prospectus supplement and accompanying prospectus, copies of which may be obtained from: J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (866) 803-9204; Cowen and Company, LLC c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, by calling (631) 274-2806 or by faxing (631) 254-7140; or RBC Capital Markets, LLC, Attention: Equity Syndicate, 200 Vesey Street, 8th Floor, New York, NY 10281, or by telephone at (877) 822-4089, or by email at equityprospectus@rbccm.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification of these securities under the securities laws of any such state or jurisdiction.

About Spark Therapeutics

Spark Therapeutics, a fully-integrated gene therapy company, is seeking to transform the lives of patients with debilitating genetic diseases by developing one-time, life-altering treatments. Spark’s validated gene therapy platform is being applied to a range of clinical and preclinical programs addressing serious genetic diseases, including inherited retinal diseases, liver-associated diseases, such as hemophilia, and neurodegenerative diseases. Spark’s validated platform has successfully delivered gene therapies with proof-of-concept data in the eye and liver. Spark’s most advanced product candidate, SPK-RPE65 (voretigene neparvovec), which has received both breakthrough therapy and orphan product designation, reported positive top-line results from a pivotal Phase 3 clinical trial for the treatment of rare blinding conditions. Spark’s hemophilia franchise has two lead assets: SPK-9001 in a Phase 1/2 trial for hemophilia B and SPK-8011, a preclinical candidate, for hemophilia A.

Contacts

Spark Therapeutics, Inc.

Stephen W. Webster

Chief Financial Officer

(855) SPARKTX (1-855-772-7589)

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